UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): 8/12/2014

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission file number: 001-05519

Pennsylvania (State of incorporation)	23-2394430 (I.R.S. Employer Identification Number)

1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 (Address of principal executive offices, including zip code)

(215) 569-2200 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2014, CDI Corp. (“CDI” or “the Company”) announced that Scott J. Freidheim will become the Chief Executive Officer of the Company effective September 15, 2014. At that time he will also become President of the Company and a member of the CDI Board of Directors (the “Board”).

Scott J. Freidheim, age 49, was Vice Chairman, Post-Acquisition Management - Europe at Investcorp International (an asset management company) from January 2014 to August 2014, where he was responsible for the post-acquisition management of all of Investcorp’s portfolio companies in Europe. From 2011 to January 2014, he was Chief Executive Officer - Europe at Investcorp International. Mr. Freidheim was President of the Kenmore, Craftsman and Diehard business units of Sears Holdings Corporation from 2010 to 2011 and Executive Vice President, Operating and Support Businesses at Sears Holdings Corporation from 2009 to 2010. From 2006 to 2008, he served as the Chief Administrative Officer and Executive Vice President at Lehman Brothers Holdings Inc., a global financial services firm.

Summary of Key Terms for Employment Agreement with Scott Freidheim

On August 12, 2014, CDI and Mr. Freidheim executed a Summary of Key Terms relating to an employment agreement that will be entered into as promptly as possible and prior to Mr. Freidheim’s start date as the CEO of the Company. The employment agreement is expected to reflect the terms and conditions set forth in the Summary of Key Terms, a copy of which is filed as Exhibit 10 hereto and is incorporated by reference in this Form 8-K. Below is a brief description of certain significant provisions in that document, including the compensation Mr. Freidheim will receive. This description is qualified in its entirety by reference to the full text of the Summary of Key Terms and its attachment.

Term: Five years

Base Salary: Mr. Freidheim’s base salary will be $600,000 per year and will be reviewed annually by the Compensation Committee of the Board.

Cash Bonus: Mr. Freidheim will be eligible to receive a discretionary cash bonus for the portion of 2014 in which he is employed by CDI. Beginning in 2015, he will be eligible to earn an annual performance-based cash bonus of up to 100% of his base salary pursuant to a bonus plan and performance criteria established by the Compensation Committee.

Equity Incentive Awards:

Stock Options: On or around his start date, Mr. Freidheim will be granted an option to purchase 50,000 shares of CDI common stock (“CDI stock”). The option will have a term of seven years and will cliff vest on the fifth anniversary of the grant date, subject to his being employed by the Company on that date. The option will have an exercise price equal to the fair market value of CDI stock on the grant date.

Time-Vested Deferred Stock: On or around his start date, Mr. Freidheim will be granted 50,000 shares of Time-Vested Deferred Stock units (TVDS). The TVDS entitles Mr. Freidheim to receive the specified number of shares of CDI stock upon vesting, which will be on the fifth anniversary of the grant date, provided that he is employed by CDI on that date. Upon vesting, he would receive additional shares of CDI stock having a market value equal to the total dividends accrued on an equivalent number of shares of CDI stock during the vesting period.

Performance-Contingent Stock Units: On or around his start date, Mr. Freidheim will receive an award of performance-contingent stock units (PCSU). In addition, provided that he is employed by CDI on the grant date, he will receive an additional award of PCSUs within ten business days after the beginning of 2015. The PCSU awards will become earned based on satisfying certain time-based vesting requirements and achieving certain stock value performance requirements between Mr. Freidheim’s start date and the fifth anniversary thereof, subject to such measurement period ending earlier upon the occurrence of certain events, such as a sale of the Company or a termination of employment. These requirements are described in detail in the attached Summary of Key Terms. The aggregate amount payable with respect to the PCSU awards is $15 million if the minimum stock value performance requirement (generally, $27.76 per share) is attained and is $40 million if the maximum stock value performance requirement (generally, $41.64 per share) is attained. The payout will be pro-rated for performance between the minimum and maximum stock value requirements. In any case, approximately half of the aggregate value earned in respect of the PCSUs will be delivered through each PCSU award. Any earned portion of the PCSUs will be settled in cash within thirty days after the fifth anniversary of Mr. Freidheim’s start date, subject to earlier payment if Mr. Freidheim’s employment is terminated due to death, by CDI without cause or due to disability or by Mr. Freidheim for good reason following a sale of the Company.

Relocation Benefits: Mr. Freidheim is required to relocate his primary residence to the Philadelphia metropolitan area by September 30, 2014. CDI will provide him with various relocation benefits, including (a) reimbursement of his temporary housing costs in the Philadelphia area for up to six months following the start of his employment (in an amount not to exceed $20,000 for the first month and $10,000 per month for each of the next five months), (b) payment of the balance of his current apartment lease in the UK after he relocates to the Philadelphia area (expected to be approximately $50,000 to $60,000), and (c) reimbursement for certain closing and shipping costs and a moving allowance of $15,000. CDI may reimburse Mr. Freidheim with shares of CDI stock (rather than cash) if requested by Mr. Freidheim and determined by CDI to be permissible under applicable law and stock exchange rules.

Severance: If Mr. Freidheim’s employment is terminated by the Company without cause (other than due to a total disability), he will be entitled to receive, among other things (subject to his execution of a release of claims): (a) his continued base salary for a period of (i) six months if the termination occurs within one year of his start date or (ii) three months if the termination occurs between the first and second anniversaries of his start date; (b) pro rata vesting of his initial hire stock option and TVDS awards; (c) a pro rata bonus for the year of termination; and (d) payment of any portion of the PCSUs with respect to which the performance requirements are satisfied.

Restrictive Covenants: Mr. Freidheim will be subject to various restrictive covenants, including restrictions on competing with CDI and on soliciting its employees and clients during his employment and continuing for one year following the termination of his employment.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10	Summary of Key Terms regarding an employment agreement between CDI Corp. and Scott J. Freidheim, executed by CDI Corp. and Scott J. Freidheim on August 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP.
(Registrant)

By: /s/ Brian D. Short
Brian D. Short
Senior Vice President, Chief Administrative Officer and General Counsel

Date: August 18, 2014

EXHIBIT INDEX

Exhibit No.	Description

10	Summary of Key Terms regarding an employment agreement between CDI Corp. and Scott J. Freidheim, executed by CDI Corp. and Scott J. Freidheim on August 12, 2014